UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.        )

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Sohu.com Inc.

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April 29, 2011

Dear Sohu.com Stockholders:

You are cordially invited to attend Sohu.com Inc.’s Annual Meeting of Stockholders to be held at our offices at Level 12, Sohu.com Internet Plaza, No. 1 Unit Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China, on Friday, June 17, 2011 at 10:00 A.M., Beijing time.

This year we are again using the U.S. Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders primarily over the Internet. We believe that providing our proxy materials over the Internet increases the ability of our stockholders to connect with the information they need, while reducing the cost and environmental impact of our Annual Meeting. On or about May 6, 2011, we will mail our stockholders a notice containing instructions on how to access our 2011 Proxy Statement and 2010 Annual Report to Stockholders. The notice also will include instructions on how to receive a paper copy of the annual meeting materials, including the notice of annual meeting, proxy statement and proxy card. If you receive your annual meeting materials by mail, the notice of annual meeting, proxy statement and proxy card will be enclosed. If you receive your annual meeting materials via e-mail, the e-mail contains links to the annual report and the proxy statement on the Internet which are both available at http://bnymellon.mobular.net/bnymellon/sohu.

At this year’s Annual Meeting, we are asking stockholders to (i) elect four directors, who shall serve for a two-year term or until their earlier death, resignation or removal; (ii) make an advisory vote on executive compensation; (iii) make an advisory vote on the frequency of future advisory votes on executive compensation; and (iv) ratify the appointment of PricewaterhouseCoopers Zhong Tian CPAs Limited Company as our independent auditors. The Board of Directors recommends that you vote FOR the election of the director nominees, FOR approval of the advisory resolution on executive compensation, IN FAVOR of a frequency of every THREE YEARS for future advisory votes on executive compensation, and FOR the ratification of PricewaterhouseCoopers Zhong Tian CPAs Limited Company as our independent auditors. Please refer to the Proxy Statement for detailed information on each of the proposals and the Annual Meeting.

Every stockholder’s vote is important to us. Whether or not you expect to attend the meeting in person, we urge you to submit your proxy as soon as possible. You may vote over the Internet, by telephone or, if you ask for and receive paper copies of the proxy materials, by mail.

We look forward to seeing those of you who are able to attend the meeting in person.

Sincerely,

Charles Zhang
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF
SOHU.COM INC.

TO BE HELD June 17, 2011
10:00 A.M. BEIJING TIME

April 29, 2011

To the Stockholders of Sohu.com Inc.:

We hereby notify you that the Annual Meeting of Stockholders (the “Annual Meeting”) of Sohu.com Inc. will be held at our offices at Level 12, Sohu.com Internet Plaza, No. 1 Unit Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China, on Friday, June 17, 2011 at 10:00 A.M., Beijing time, for the purpose of considering and acting upon the following matters, all as described in the accompanying Proxy Statement:

1)	To elect four directors, who shall serve for a two-year term or until their earlier death, resignation or removal;

2)	To make an advisory vote on executive compensation;

3)	To make advisory vote on the frequency of future advisory votes on executive compensation;

4)	To ratify the appointment of PricewaterhouseCoopers Zhong Tian CPAs Limited Company as our independent auditors for the fiscal year ending December 31, 2011; and

5)	To consider and act upon all other matters which may properly come before the Annual Meeting or any adjournment or postponement thereof.

We have not received notice of other matters that may be properly presented at the Annual Meeting. Our Board of Directors has set the close of business on Wednesday, April 20, 2011, as the record date for the purpose of determining the holders of our common stock entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof, and only stockholders of record on that date are entitled to notice of, and to vote, at the Annual Meeting.

By order of the Board of Directors,

/s/ Timothy B. Bancroft

Timothy B. Bancroft
Secretary

Table of Contents

PROXY STATEMENT
PROPOSAL I. ELECTION OF DIRECTORS	2
GENERAL INFORMATION RELATING TO OUR BOARD OF DIRECTORS	6
BENEFICIAL OWNERSHIP OF COMMON STOCK	9
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	10
TRANSACTIONS WITH RELATED PERSONS	10
AUDIT COMMITTEE REPORT	12
EXECUTIVE COMPENSATION	13
EXECUTIVE OFFICERS	13
COMPENSATION DISCUSSION AND ANALYSIS	13
COMPENSATION COMMITTEE REPORT	21
SUMMARY COMPENSATION TABLE	22
GRANTS OF PLAN-BASED AWARDS	23
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END	25
OPTION EXERCISES AND STOCK VESTED	26
PENSION BENEFITS	26
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL	26
DIRECTOR COMPENSATION	29
PROPOSAL II. ADVISORY VOTE ON EXECUTIVE COMPENSATION	30
PROPOSAL III. ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION	31
PROPOSAL IV. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS	31
PRINCIPAL ACCOUNTANT FEES, SERVICES AND PRE-APPROVAL PROCESS	32
MISCELLANEOUS	33

SOHU.COM INC.
Level 12, Sohu.com Internet Plaza
No. 1 Unit Zhongguancun East Road, Haidian District
Beijing 100084, People’s Republic of China
(011) 8610-6272-6666

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD June 17, 2011
10:00 A.M. BEIJING TIME

PROXY STATEMENT

We are furnishing proxy materials to our stockholders primarily by providing access to the materials on the Internet instead of mailing printed copies. On or about May 6, 2011, we will mail to our stockholders (other than those who had previously requested email delivery) a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our 2010 Annual Report to Stockholders. If you would like to receive a paper copy of our proxy materials, you should follow the instructions in the Notice of Internet Availability for requesting these materials.

This Proxy Statement is furnished to our stockholders in connection with the solicitation by our Board of Directors (our “Board”) of our proxies for use at our Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our offices located at Level 12, Sohu.com Internet Plaza, No. 1 Unit Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China, on Friday, June 17, 2011 at 10:00 A.M., Beijing time, and at any adjournment or postponement thereof.

If proxies are completed and submitted, the shares they represent will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares represented by proxies will be voted as follows:

FOR the election of the nominees for directors named herein;

FOR approval of the advisory resolution on executive compensation;

IN FAVOR of a frequency of every THREE YEARS for future advisory votes on executive compensation; and

FOR the ratification of the appointment of PricewaterhouseCoopers Zhong Tian CPAs Limited Company (“PricewaterhouseCoopers”) as our independent auditors for the fiscal year ending December 31, 2011.

In addition, if other matters come before the Annual Meeting, the persons named as proxy holders, Dr. Charles Zhang and Ms. Carol Yu, will vote in accordance with their judgment with respect to those matters. You have the power to revoke your proxy at any time prior to its exercise by filing with Ms. Carol Yu, our Co-President and Chief Financial Officer, an instrument revoking it, by submitting an executed proxy bearing a later date prior to or as of the Annual Meeting or by attending the Annual Meeting and voting in person.

Expenses and Solicitation

We will bear the cost of soliciting proxies. Solicitations may be made by mail, personal interview, telephone, email or otherwise by our directors, officers and employees, without additional compensation for such solicitation activities. We have made arrangements with BNY Mellon Shareowner Services at 480 Washington Boulevard, 26th Floor, Jersey City, NJ 07310, and Georgeson Inc. at 219 Murray Hill Parkway, East Rutherford, NJ 07073, to assist with the solicitation of proxies. We are required to request that brokers and nominees who hold stock in their names furnish our proxy materials to the beneficial owners of the stock, and we must reimburse these brokers and nominees for the expenses of doing so in accordance with statutory fee schedules. The estimated cost of soliciting proxies is not expected to exceed $100,000.

Voting Procedures

Only stockholders of record on our books at the close of business on April 20, 2011, the record date relating to the Annual Meeting, will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof. Each share of our common stock outstanding on the record date will be entitled to one vote on each of the director nominees, one vote on the non-binding resolution on executive compensation, one vote on the advisory vote on the frequency of advisory votes on executive compensation, and one vote on the ratification of the appointment of PricewaterhouseCoopers as our independent auditors. Under our Amended and Restated By-laws, the presence in person or by proxy of a majority of the shares of our common stock outstanding on the record date is required for a quorum. Abstentions and broker non-votes are each included for purposes of determining the presence or absence of a sufficient number of shares to constitute a quorum for the transaction of business. With respect to the approval of any particular proposal, abstentions and broker non-votes are not counted in determining the number of votes cast. The election of directors requires a plurality of the votes cast in person or by proxy. The nominees receiving the highest number of affirmative votes of the shares present or represented and voting on the election of the directors at the Annual Meeting will be elected as directors. In voting on the advisory resolution on executive compensation, stockholders may vote in favor of the proposal or against the proposal, or abstain from voting. This matter will be decided by the affirmative vote of the holders of a majority of the shares of our common stock that are present in person or by proxy at the Annual Meeting. In the advisory vote on the frequency of future advisory votes on executive compensation, stockholders may vote to have an advisory vote on executive compensation every one, two or three years, or abstain from voting. The number of years which receives a plurality of the vote cast will be considered the period approved by the stockholders. The results of the advisory vote on executive compensation and the advisory vote on the frequency of future advisory votes on executive compensation will not be binding on us or our Board. Our Board will review the voting results and take them into consideration when making future decisions regarding executive compensation and decisions regarding the frequency of future advisory votes on executive compensation. The ratification of the appointment of PricewaterhouseCoopers as our independent auditors requires the affirmative vote of the holders of a majority of the shares of our common stock that are present in person or by proxy at the Annual Meeting.

As of the close of business on April 20, 2011, there were 38,292,794 shares of our common stock outstanding.

Proposal I Election of Directors

Our Board is divided into two classes, with each class holding office for a term of two years and the term of one class expiring each year. All directors will hold office until their successors have been duly elected and qualified or until their earlier death, resignation or removal. Our Board has fixed the number of directors to constitute the full Board for the ensuing year at six, four of whom are to be elected at the Annual Meeting for a term expiring at the 2013 Annual Meeting of Stockholders, and two directors whose term will expire at the 2012 Annual Meeting of Stockholders.

Our Board has nominated Dr. Charles Zhang, Mr. Charles Huang, Dr. Dave Qi and Mr. Shi Wang for election to the class of directors to be elected at the Annual Meeting whose term will expire in 2013. Unless you indicate otherwise on your proxy, the proxies received will be voted in favor of the election of Dr. Charles Zhang, Mr. Charles Huang, Dr. Dave Qi and Mr. Shi Wang to serve as directors.

Our Board knows of no reason why any of the nominees would be unable or unwilling to serve, but if that should be the case, proxies will be voted for the election of substitute nominee(s) selected by our Board, or our Board will fix the number of directors at a lesser number. The proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. The four nominees receiving a plurality of the votes cast by the stockholders represented at the Annual Meeting, in person or by proxy, will be elected as directors.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF DR. CHARLES ZHANG, MR. CHARLES HUANG, DR. DAVE QI AND MR. SHI WANG.

The table below sets forth certain information with respect to the nominees for election to our Board and those directors whose terms of office will continue after the Annual Meeting. All of the nominees for election as directors are currently serving on our Board. The table below includes information each director has given us about his age, all positions and offices he holds, his principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he currently serves as a director or has served as a director during the past five years. In addition, the table below highlights each director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he should serve as a director.

Name, Age, Positions and Offices with Sohu.com Inc.	Principal Occupation, Business Experience and Directorships held with Other Public Corporations during the past Five Years	Term of Office as Director
Dr. Charles Zhang Chairman of our Board and Chief Executive Officer. 46 years old. Director since 1996.
Dr. Charles Zhang is our founder and has been Chairman of our Board and Chief Executive Officer since August 1996. Dr. Charles Zhang also served as our President from August 1996 to July 2004. Prior to founding Sohu.com Inc., Dr. Charles Zhang worked for Internet Securities Inc. and helped to establish its China operations. Prior to that, Dr. Charles Zhang worked as Massachusetts Institute of Technology’s liaison officer with China. Dr. Charles Zhang has a Ph.D in experimental physics from Massachusetts Institute of Technology (“MIT”) and a Bachelor of Science degree from Tsinghua University in Beijing. Dr. Charles Zhang is a native of the People’s Republic of China. Dr. Charles Zhang is also the Chairman of the Board of Changyou.com Limited, our publicly-traded massively multi-player online role-playing game, or MMORPG, subsidiary.

We believe Dr. Charles Zhang’s qualifications to serve on our Board include his (i) position as our Chief Executive Officer, (ii) history as the founder of our company and status as one of the best-known and most successful entrepreneurs in China, (iii) general reputation and track record as an innovator, visionary and early mover in the Internet industry in China and (iv) deep understanding of the Chinese Internet industry.
Dr. Charles Zhang’s term expires at the 2011 Annual Meeting.
Mr. Charles Huang Chief Executive Officer and Chairman of Netbig Education Holdings Ltd. 41 years old. Director since 2001. (1)(3)
Mr. Huang is the Founder, Chief Executive Officer and Chairman of Netbig Education Holdings Ltd., a leading education enterprise in China. Prior to founding Netbig in 1999, Mr. Huang served as Executive Director and Head of Asia Securitization Group of Deutsche Bank, New York and Hong Kong, as well as Senior Vice President of Prudential Securities Inc., New York. He holds a Master of Science degree in Computer Science from MIT and a Bachelor of Science degree from the University of Science and Technology of China. Mr. Huang is also a Chartered Financial Analyst.

We believe Mr. Huang’s qualifications to serve on our Board include his (i) qualification as a Chartered Financial Analyst and related experience in senior positions in the corporate finance industry in the U.S. and Asia, (ii) academic credentials and experience in the computer industry, (iii) status and track record as a successful entrepreneur and (iv) extensive experience managing an internet company.
Mr. Huang’s term expires at the 2011 Annual Meeting.

Name, Age, Positions and Offices with Sohu.com Inc.	Principal Occupation, Business Experience and Directorships held with Other Public Corporations during the past Five Years	Term of Office as Director
Dr. Dave Qi Professor of Accounting and Associate Dean, the Cheung Kong Graduate School of Business. 47 years old. Director since 2005. (1)(2)(3)
Dr. Qi is a Professor of Accounting and the Associate Dean of the Cheung Kong Graduate School of Business. He began teaching at the Cheung Kong Graduate School of Business in 2002 and was the founding Director of the Executive MBA program. Before joining the Cheung Kong Graduate School of Business, Dr. Qi was an Associate Professor at the School of Accounting of the Chinese University of Hong Kong. Dr. Qi has published many articles and research essays on accounting, financial reporting, capital market and other related topics. He has a Ph.D. in accounting from the Eli Broad Graduate School of management of Michigan State University, a Master of Business Administration from the University of Hawaii at Manoa and a Bachelor of Science and a Bachelor of Arts degree from Fudan University. Dr. Qi is currently a member of the American Accounting Association. Dr. Qi also serves as director of the following public companies: Focus Media Holding Ltd. (NASDAQ), AutoNavi Holdings Limited (NASDAQ), BONA Film Group (NASDAQ), Daqo New Energy Corp. (NYSE), Honghua Group Limited (HKEx), CTV Golden Bridge International Media Co., LTD. (HKEx), China Huiyuan Juice Group Limited (HKEx), and China Vanke Co., Ltd. (Shenzhen Stock Exchange).

We believe Dr. Qi’s qualifications to serve on our Board include his (i) strong academic credentials and working experience with accounting and finance in general, and with accounting and finance in China in particular, (ii) status as associate Dean of one of the best business schools in China, and (iii) extensive connections in the telecom and tech industries in China.
Dr. Qi’s term expires at the 2011 Annual Meeting.
Mr. Shi Wang Chairman of China Vanke Co., Ltd. 60 years old. Director since 2005. (3)
Mr. Wang is the Chairman of the Board of Directors of China Vanke Co., Ltd., of which he also served as General Manager from 1991 to 1999. Mr. Wang founded the Shenzhen Exhibition Center of Modern Science and Education Equipment in 1984, which is the predecessor of China Vanke Co., Ltd. Mr. Wang is the Executive Manager of the China Real Estate Association and is Deputy Director of the City Housing Development Council of the China Real Estate Association.

We believe Mr. Wang’s qualifications to serve on our Board include (i) history as the founder of Vanke, a PRC listed company, (ii) status and track record as a successful entrepreneur in China, and (iii) extensive experience managing a listed company.
Mr. Wang’s term expires at the 2011 Annual Meeting.
Dr. Edward B. Roberts Professor of Management of Technology at Massachusetts Institute of Technology’s Alfred P. Sloan School of Management. 75 years old. Director since 1996. (2)(3)
Dr. Roberts is the David Sarnoff Professor of Management of Technology at MIT’s Alfred P. Sloan School of Management. Dr. Roberts chaired MIT’s research and educational programs in the management of technological innovation from 1967 to 1993 and also founded and chairs the MIT Entrepreneurship Center. Dr. Roberts is currently a director of Medical Information Technology, Inc. Dr. Roberts has authored over 160 articles and eleven books, one of which is Entrepreneurs in High Technology (Oxford University Press, 1991). Dr. Roberts received four degrees from MIT, including a Ph.D in 1962.

We believe Dr. Roberts’ qualifications to serve on our Board include his (i) decades of experience teaching at the Alfred P. Sloan School of Management, (ii) related supervisory, board and committee positions, many of which have had a particular emphasis on technological innovation and entrepreneurship, and (iii) extensive experience investing in and serving on the boards of directors of, growing companies.
Dr. Roberts’ term expires at the 2012 Annual Meeting.

Name, Age, Positions and Offices with Sohu.com Inc.	Principal Occupation, Business Experience and Directorships held with Other Public Corporations during the past Five Years	Term of Office as Director
Dr. Zhonghan Deng Chairman and Chief Executive Officer of Vimicro Corporation. 43 years old. Director since 2007. (1)(3)
Dr. Deng is the Chief Executive Officer and Chairman of the Board of Directors of Vimicro Corporation (NASDAQ: VIMC), which he co-founded in 1999. Dr. Deng received a Ph.D. in electrical engineering and computer sciences, a Master of Science degree in economics and a Master of Science degree in physics from the University of California, Berkeley. After graduating from Berkeley, Dr. Deng worked as a research scientist for International Business Machines Corporation at the T.J. Watson Research Center in Yorktown Heights, New York.

We believe Dr. Deng’s qualifications to serve on our Board include (i) academic credentials and experience in the computer industry, (ii) history as the founder of Vimicro, a NASDAQ listed company, (iii) status and track record as a successful entrepreneur in China, and (iv) extensive experience managing a NASDAQ listed company.
Dr. Deng’s term expires at the 2012 Annual Meeting.

(1)	member of our Audit Committee

(2)	member of our Compensation Committee

(3)	member of our Nominating Committee

GENERAL INFORMATION RELATING TO
OUR BOARD OF DIRECTORS

Our Board of Directors

Our Board held four formal meetings in the fiscal year ended December 31, 2010 and acted by written consent in lieu of meeting on two occasions. In addition to the formal meetings and written consents, the Board also acted through email communications, with Board actions by email being ratified at subsequent meetings of the Board. With the exception of Mr. Shi Wang, all members of our Board attended at least 75% of the total number of meetings of our Board and committees thereof upon which they served during 2010. Members of our Board are encouraged, but not required, to attend our annual meetings of stockholders. At our 2010 Annual Meeting of Stockholders, Dr. Charles Zhang was in attendance.

Independence

Our Board has determined that Messrs. Charles Huang and Shi Wang, and Drs. Dave Qi, Edward B. Roberts and Zhonghan Deng are independent as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market Marketplace Rules. In determining independence pursuant to the NASDAQ listing standards, our Board affirmatively determined whether such independent directors had any material relationship with us, or any of our subsidiaries, either directly or as a partner, stockholder or officer of an organization that may interfere with the director’s ability to exercise independence. Our Board concluded that none of the independent directors had any direct or indirect material relationships with us, or any of our subsidiaries. Our Board considers what it deems to be all relevant facts and circumstances in determining the independence of its members including whether our directors have any family relationship with any executive officer or any direct or indirect interest in any of our customers or our customer agreements, whether any of our directors have any interests in or ties to any of our competitors, suppliers or strategic business partners and whether our members meet the independence standards set by the Securities and Exchange Commission (“SEC”) and NASDAQ.

Committees of our Board of Directors

Our Board has established a standing Audit Committee, Compensation Committee and Nominating Committee.

Audit Committee

The members of our Audit Committee currently are Dr. Dave Qi, Mr. Charles Huang and Dr. Zhonghan Deng, who are each independent as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market Marketplace Rules. Our Board has determined that Dr. Dave Qi is an Audit Committee financial expert, as that term is defined in Item 407(d)(5) of Regulation S-K. Our Audit Committee oversees our internal audit function and our accounting and financial reporting processes and the audits of our financial statements. Our Audit Committee held four meetings in 2010. In addition to the formal meetings, our Audit Committee also acted through email communications, with Audit Committee actions by email being ratified at subsequent meetings of the Audit Committee. Our Audit Committee and the full Board have adopted a written charter for our Audit Committee. Our Audit Committee appointed PricewaterhouseCoopers to serve as our independent auditors for the fiscal year ended December 31, 2011. The full responsibilities of our Audit Committee are set forth in its charter, which is reviewed and updated annually and approved by our Board, and is posted on our Web site at www.sohu.com (to access the charter, click on the link “About Sohu” at the bottom of the first page, and follow the links through “Investor Relations”). For more information, see “Audit Committee Report.”

Compensation Committee

The members of our Compensation Committee currently are Drs. Dave Qi and Edward B. Roberts, who are each independent as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market Marketplace Rules. Our Compensation Committee acted by written consent in lieu of meeting on one occasion and acted through e-mail communications among its members, and made recommendations to our Board, on three occasions in 2010. Our Compensation Committee makes recommendations concerning salaries and incentive compensation, administers and approves restricted stock unit, stock option grants and other share-based awards under our equity incentive plans, and otherwise determines compensation levels and performs such other functions regarding compensation as our Board may delegate to our Compensation Committee. Our Compensation Committee does not have a written charter. Our Compensation Committee designed an executive compensation program in order to reward excellent performance and retain talented executive officers through a combination of cash and equity incentive awards. The Compensation Discussion and Analysis below provides additional information regarding the Compensation Committee’s determination of named executive officer and director compensation levels and our Compensation Committee’s policies and procedures in making such determinations.

Nominating Committee

The members of our Nominating Committee currently are Messrs. Charles Huang and Shi Wang and Drs. Dave Qi, Edward B. Roberts and Zhonghan Deng, who are each independent as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market Marketplace Rules. The purpose of our Nominating Committee is to assist our Board in identifying individuals qualified to become directors under criteria approved by our Board, periodically review director compensation and benefits, recommend to our Board any proposed revisions to our corporate governance guidelines and assist our Board in assessing directors’ independence, board effectiveness, continuing education, new director orientation and committee membership. Our Nominating Committee did not hold any meetings in 2010. The full responsibilities of our Nominating Committee are set forth in its charter which is posted on our Web site at www.sohu.com (to access the charter, click on the link “About Sohu” at the bottom of the first page, and follow the links through “Investor Relations”).

It is a policy of our Nominating Committee that candidates for director (i) be determined to have unquestionable integrity and honesty, (ii) have the ability to exercise sound, mature and independent business judgment which is in the best interests of the stockholders as a whole, (iii) have a background and experience in fields which will compliment the talents of the other Board members, (iv) have the willingness and capability to take the time to actively participate in Board and committee meetings and related activities, (v) have the ability to work professionally and effectively with other Board members and our management, (vi) have the ability to remain on our Board long enough to make a meaningful contribution and (vii) have no material relationships with competitors or other third parties that could create a reasonable likelihood of a conflict of interest or other legal issues.

Neither our Nominating Committee nor our Board has a policy with regard to the consideration of diversity when identifying and evaluating proposed director candidates, although both may consider diversity when identifying and evaluating proposed director candidates, and one of the enumerated factors under our Nominating Committee’s charter that the committee may consider when identifying potential nominees is the interplay of the candidate’s experience with the experience of the other board members. In compiling a list of possible candidates and considering their qualifications, our Nominating Committee makes its own inquiries, solicits input from other directors on our Board and may consult or engage other sources, such as a professional search firm, if it deems appropriate.

Our Nominating Committee will consider director candidates recommended by stockholders provided the stockholders follow the procedures set forth below. There were no material changes to such procedures after we last provided this disclosure. The committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether the candidate was recommended by a stockholder or otherwise.

Stockholders who wish to recommend individuals for consideration by our Nominating Committee to become nominees for election to our Board at the 2012 Annual Meeting of Stockholders may do so by submitting a written recommendation to the committee, care of Sohu.com Inc., at Level 12, Sohu.com Internet Plaza, No. 1 Unit Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China, Attention: James Deng, in accordance with the procedures set forth below in this Proxy Statement under the heading “Deadline for Receipt of Stockholder Proposals.” For candidates recommended by stockholders to be considered for election to our Board, the following information concerning each nominee must be timely submitted in accordance with the required procedures:

•	The candidate’s name, age, business address, residence address, principal occupation or employment, the class and number of shares of our capital stock the candidate beneficially owns, a brief description of any direct or indirect relationships with us and other information that would be required in a proxy statement soliciting proxies for the election of the candidate as a director;

•	A signed consent of the nominee to being named as a nominee, to cooperate with reasonable background checks and personal interviews and to serve as a director, if elected; and

•	As to the stockholder proposing such nominee, that stockholder’s name and address, the class and number of shares of our capital stock the stockholder beneficially owns, a description of all arrangements or understandings between the stockholder and the candidate and any other person or persons (including their names) pursuant to which the recommendation is being made, a list of all other companies that the stockholder has recommended the candidate to for election as a director in that fiscal year, and a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person named in its notice.

Board’s Leadership Structure

Our Board believes that our Chief Executive Officer is best situated to serve as Chairman, and our lead director, because he is the director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy, and because he is a very well-known, respected and influential leader of the Internet industry in China. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside our company and industry, while our Chief Executive Officer brings company-specific experience and expertise. Our Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and our Board, which are essential to effective governance.

Board’s Role in Risk Oversight

Our Board has an active role, as a whole and also at the committee level, in overseeing management of our risks. Our Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. Our Audit Committee oversees management of financial risks. Our Compensation Committee is responsible for overseeing the management of risks relating to our compensation policies and practices as discussed in more detail below under the heading “Risk Considerations in our Compensation Policies and Practices.” Our Nominating Committee manages risks associated with the independence of our Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire Board is regularly informed through committee reports about such risks.

Given its role in the risk oversight of our company, our Board believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to our operations. Although there are different leadership structures that could allow our Board to effectively oversee the management of such risks, and while our Board believes its current leadership structure enables it to effectively manage such risks, it was not the primary reason our Board selected its current leadership structure over other potential alternatives. See the discussion under the heading “Board’s Leadership Structure” above for a discussion of why our Board has determined that its current leadership structure is appropriate.

Risk Considerations in our Compensation Policies and Practices

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our company. In addition, our Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

Our Compensation Committee extensively reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded:

•	Appropriate weighting towards long-term incentive compensation, with share incentives representing the higher percentage, discourages short-term risk taking;

•	goals are appropriately set to avoid targets that, if not achieved, result in a large percentage loss of compensation;

•	we do not rely on hard targets that can only be evaluated with reference to numerical results, so as to minimize the risk of our executives’ focusing excessively on short-term results; and

•	we have a limit on the total amount of compensation that can be paid to each executive, which helps reduce the risk of our executives’ pursuing achievement of short term goals in order to increase compensation.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 15, 2011 by (i) each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”)) known by us to be the beneficial owner of more than 5% of our common stock (assuming conversion of all outstanding exercisable options and warrants held by that person), (ii) each current director and nominee for election as director, (iii) each named executive officer and (iv) all of our current directors and executive officers as a group. Except as otherwise provided in the footnotes to this table, we believe that the persons named in this table have voting and investment power with respect to all the shares of common stock indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(1)
Charles Zhang	7,442,500	(2)	19.39%
Edward Roberts	482,308	(3)	1.26%
Charles Huang	63,971	(4)	*
Carol Yu	30,000	(5)	*
Shi Wang	24,971	(6)	*
Dave Qi	24,971	(7)	*
Xiaochuan Wang	16,358	(8)	*
Zhonghan Deng	8,948	(9)	*
Belinda Wang	6,250	(10)	*
All directors, nominees and executive officers as a group (9 persons)	8,100,277	(11)	21.05%
Photon Group Limited	6,737,000	(12)	17.59%
Orbis Investment Management Ltd.	4,451,690	(13)	11.63%

*	Less than 1%.

(1)	Includes the number of shares and percentage ownership represented by such shares determined to be beneficially owned by a person in accordance with the rules of the SEC. The number of shares beneficially owned by a person includes shares of common stock subject to options or restricted stock units held by that person that are currently exercisable or convertible or exercisable or convertible within 60 days of April 15, 2011. Such shares are deemed outstanding for the purpose of computing the percentage of outstanding shares owned by that person. Such shares are not deemed outstanding, however, for the purpose of computing the percentage ownership of each other person.

(2)	Includes (i) 87,438 shares of our common stock subject to options exercisable within 60 days of April 15, 2011 and (ii) 6,737,000 shares of our common stock beneficially owned by Photon Group Limited. Dr. Charles Zhang is a Director of Photon Group Limited, and may be deemed to be a beneficial owner of shares owned by it. Dr. Charles Zhang disclaims beneficial ownership of such shares. Dr. Charles Zhang’s address is c/o Sohu.com Inc., Level 12, Sohu.com Internet Plaza, No. 1 Unit Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China.

(3)	Includes (i) 24,000 shares of our common stock subject to options held by Dr. Edward B. Roberts which are exercisable within 60 days of April 15, 2011; (ii) 117,917 shares held by Edward B. Roberts Trust — 2003, after the transfer of 100,000 shares on April 5, 2011; (iii) 225,420 shares held by the Nancy H. Roberts Trust — 2003, dated as of October 3, 2003; and (iv) 100,000 shares held by Edward B. Roberts 2010 QAIT #2; Edward Roberts and Nancy Roberts are the trustees. Dr. Roberts’s address is 300 Boylston Street, Boston, Massachusetts 02116, U.S.A.

(4)	Includes 49,000 shares of our common stock subject to options exercisable within 60 days of April 15, 2011. Mr. Huang’s address is Suite 5206, Central Plaza, 18 Harbour Road, Hong Kong.

(5)	Ms. Carol Yu’s address is c/o Sohu.com Inc., Level 12, Sohu.com Internet Plaza, No. 1 Unit Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China.

(6)	Includes 10,000 shares of our common stock subject to options exercisable within 60 days of April 15, 2011. Mr. Wang’s address is Vanke Architecture Research Center, No. 68 Meilin Road, Futian District, Shenzhen 518049, People’s Republic of China.

(7)	Includes 10,000 shares of our common stock subject to options exercisable within 60 days of April 15, 2011. Dr. Qi’s address is c/o Sohu.com Inc., Level 12, Sohu.com Internet Plaza, No. 1 Unit Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China.

(8)	Includes 5,000 shares of our common stock subject to options exercisable within 60 days of April 15, 2011. Mr. Wang’s address is c/o Sohu.com Inc., Level 12, Sohu.com Internet Plaza, No. 1 Unit Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China.

(9)	Dr. Deng’s address is c/o Sohu.com Inc., Level 12, Sohu.com Internet Plaza, No. 1 Unit Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China.

(10)	Ms. Belinda Wang’s address is c/o Sohu.com Inc., Level 12, Sohu.com Internet Plaza, No. 1 Unit Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China.

(11)	Includes 185,438 shares of our common stock that such persons have the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of April 15, 2011.

(12)	Includes 1,300,000 shares of our common stock pledged to Credit Suisse pursuant to a variable pre-paid forward contract maturing May 9, 2011. Photon Group Limited’s address is c/o Sohu.com Inc., Level 12, Sohu.com Internet Plaza, No. 1 Unit Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China.

(13)	Orbis Investment Management Ltd’s address is Orbis House, 25 Front Street, Hamilton HM 11, Bermuda, U.S.A.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Directors, executive officers and holders of more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of copies of reports furnished to us or written representations that no other reports were required, we believe that during the fiscal year ended December 31, 2010, our directors, executive officers and holders of more than 10% of our common stock timely complied with all applicable Section 16(a) reporting requirements, except that Dr. Edward B. Roberts, one of our directors, did not file a Form 4 in 2010 with respect to a charitable gift of shares of our common stock that he made on May 26, 2010, but has subsequently filed a Form 4 reporting the gift, and that Mr. Xiaochuan Wang filed Forms 4 late with respect to sales that took place on May 28, 2010 and on November 1, 2010.

TRANSACTIONS WITH RELATED PERSONS

Transactions with Vanke Co., Ltd.

In the 2010 fiscal year, China Vanke Co., Limited purchased $194,000 in advertising services from us. Mr. Shi Wang, one of our directors, is the Chairman of the Board of China Vanke Co., Limited.

Policies and Procedures for Reviewing Transactions with Related Persons

We review all relationships and transactions into which we enter to determine whether such relationships and transactions exceed $120,000 and whether they involve any related persons who have a direct or indirect material interest in such relationships or transactions. The term “related person” has the same meaning as set forth in Item 404(a) of Regulation S-K. We have developed and implemented processes and controls whereby we solicit information from persons identified as related persons through written questionnaires and, based on the information obtained and the facts and circumstances of the relationship, we make a determination as to whether the related person has a direct or indirect material interest in the transaction.

In addition, pursuant to its duties under its written charter, our Audit Committee reviews and approves or ratifies, as the case may be, any related person transactions identified through the process described above. In deciding whether to approve or ratify a related person transaction, our Audit Committee considers the following factors:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person and to us;

•	whether the transaction would impair the judgment of any of our directors or executive officers to act in our best interest;

•	whether the terms of the transaction are substantially equal to or more favorable to us and no more favorable to the related person than if we had negotiated similar arrangements with non-affiliated third parties; and

•	any other matters our Audit Committee deems appropriate.

Any member of our Board who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting where the transaction is considered.

To our knowledge, since January 1, 2010, all transactions with related persons to which we are or were a party have been reviewed under the policies and procedures described above.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors (our “Board”) in its oversight of Sohu.com Inc.’s, or Sohu’s, financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of Sohu’s independent auditors. The full responsibilities of the Audit Committee are set forth in the Audit Committee charter. The Audit Committee charter, which is reviewed and updated annually, was approved by our Board.

The Audit Committee reviews the scope of the annual audit by Sohu’s independent auditors and internal auditors, monitors internal financial and accounting controls and procedures and appoints the independent auditors. In fulfilling its responsibilities, the Audit Committee has:

•	received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence;

•	discussed with the independent auditors the independent auditors’ independence; and

•	discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee met with selected members of management to review financial statements, including quarterly reports, discussing such matters as the quality of earnings, estimates, reserves and accruals, the suitability of accounting principles, financial reporting decisions and audit adjustments.

The Audit Committee selected PricewaterhouseCoopers as Sohu’s independent auditors. In addition, the Audit Committee considered the quality and adequacy of Sohu’s internal controls and made recommendations to the full Board for enhancing such controls.

Based upon its work and the information received in the inquiries outlined above, the Audit Committee recommended to the Board that Sohu’s audited financial statements be included in Sohu’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Respectfully submitted,

AUDIT COMMITTEE

Dr. Dave Qi
Mr. Charles Huang
Dr. Zhonghan Deng

Executive Compensation

EXECUTIVE OFFICERS

Our current executive officers are Dr. Charles Zhang, Ms. Carol Yu, Ms. Belinda Wang and Mr. Xiaochuan Wang. For a description of the background of Dr. Charles Zhang, see “Election of Directors.”

Carol Yu, age 49, is our Co-President and Chief Financial Officer. Ms. Carol Yu joined us in March 2004 as our Chief Financial Officer. From December 2000 until December 2001, Ms. Carol Yu served as Vice President of Guangdong Kelon Refrigerating Company Limited, a home appliance manufacturer in the People’s Republic of China (“China”). From March 1995 until November 2000, Ms. Carol Yu served as Senior Vice-President Investment Banking of Donaldson Lufkin & Jenrette Securities Corporation in Hong Kong. Ms. Carol Yu also worked with Arthur Andersen Hong Kong and Beijing for ten years and was a partner of the Audit Division, holding the position of General Manager of Arthur Andersen-Hua Qiang, the joint venture accounting firm formed between Arthur Andersen and the Ministry of Finance in China. In addition, Ms. Carol Yu is a Hong Kong Certified Public Accountant.

Xin (Belinda) Wang, age 40, is our Co-president and Chief Operating Officer. Ms. Belinda Wang joined us in August 1999 with the marketing department and became marketing manager for Beijing in August 2000. Ms. Belinda Wang transferred to head the Northern China brand advertising sales team in March 2001. She now leads brand advertising sales and marketing efforts for all of China. She has been responsible for managing our game information portal website 17173.com since 2005, and has been responsible for managing our real estate website Focus.cn since 2009. She has also been responsible for our wireless value-added services, Auto Division, Finance Center, IT/Digital Channel and Go2Map since 2010. Ms. Belinda Wang has been instrumental in developing the online advertising market in China. Prior to joining us, she worked for Internet Securities, Inc. and Motorola, Inc. Ms. Belinda Wang received a Bachelor of Arts degree in linguistics from China Industrial and Commercial University.

Xiaochuan Wang, age 33, is our Chief Technology Officer. Mr. Wang joined us in October 2000, when we acquired the online alumni website Chinaren.com. Mr. Xiaochuan Wang has headed our Sogou search business R&D Center, which has developed and launched many strategic products, including the Sogou Search Engine, Sogou Pinyin Input Method and Sogou Browser. He has played an integral role in establishing a technology-driven culture through a focus on team building and product innovation. In 2010 Mr. Xiaochuan Wang also began serving as Chief Executive Officer of our indirectly majority-owned subsidiary Sogou Inc. Prior to joining us, Mr. Xiaochuan Wang worked as a technology manager at Chinaren.com. Mr. Xiaochuan Wang received a Gold Medal in the 11th International Olympiad in Informatics (IOI). He received his bachelor and master degrees in Computer Science from Tsinghua University.

COMPENSATION DISCUSSION AND ANALYSIS

The following is a discussion and analysis of our named executive officer compensation program, detailing what we pay to our named executive officers and how our compensation objectives and policies help achieve our business objectives.

Overview of our Named Executive Officer Compensation Program and Objectives

Our named executive officer compensation program is composed of the following elements:

•	Cash compensation, which includes an annual salary and the opportunity to earn an annual performance-based cash bonus;

•	Equity incentive compensation, in the form of stock options and restricted stock units;

•	Other benefits, in the form of housing allowances, tax equalization, tuition/training reimbursement and premiums paid for health, life and disability insurance; and

•	Severance benefits.

The goal of our named executive officer compensation program is to attract and retain qualified management and create long-term value for our stockholders. Towards this goal, we have designed and implemented a compensation program for our named executive officers that we believe will: (i) attract and retain accomplished and high-potential executives; (ii) motivate them to achieve both short-term and long-term corporate goals; (iii) reward them for sustained financial and operating performance and leadership excellence; and (iv) align their interests with those of our stockholders. We believe that each element of our compensation program fulfills one or more of these objectives.

Administration and Process

Our executive compensation program is administered by the Compensation Committee of our Board of Directors (our “Board”). The Compensation Committee annually reviews the overall compensation of our named executive officers, generally based on recommendations submitted by our Chief Executive Officer, which he makes based on draft recommendations prepared and submitted to him by our human resources, or HR, department and reviewed by our Chief Financial Officer. When making recommendations, our Chief Executive Officer takes into consideration the following factors: (1) the competitiveness of the total compensation packages for our named executive officers as compared to estimates of the total compensation packages for similarly situated named executive officers at our peer companies; (2) the responsibilities of our named executive officers; and (3) other factors such as the exchange rate of U.S. dollars to Chinese RMB.

Our HR department submits its draft recommendations to our Chief Financial Officer, who reviews the draft with a focus on review of the recommended performance measures for each executive and their weights as related to the targeted annual bonus, and to our Chief Executive Officer, who reviews the draft with a focus on the total amount of targeted cash compensation. Our Chief Executive Officer generally suggests to our HR department a single annual percentage increase in base salaries for our management, which, if adopted by the Compensation Committee, increases our Chief Executive Officer’s overall compensation at the same rate as it increases the overall compensation of other members of our management. Our Chief Executive Officer does not, however, recommend to our HR department or the Compensation Committee any separate measures, targets, or other factors (whether for himself or for other members of management), nor does he provide any suggestions that are specific to his own compensation. Our Chief Executive Officer similarly only discusses with the Compensation Committee his suggestion for an overall percentage increase for management.

Our HR department then submits the draft, incorporating the Chief Financial Officer’s and the Chief Executive Officer’s comments, to the Compensation Committee, which reviews the draft and then discusses it with the Chief Executive Officer. Our HR department makes revisions based on comments from the Compensation Committee. Once the Compensation Committee approves the final form, the compensation for the Chief Executive Officer is submitted to the full Board of Directors for approval, and our Chief Executive Officer does not participate in the Board’s vote in this regard.

Neither we, nor our Compensation Committee, nor any named executive officer has any contractual arrangement with any compensation consultant who has a role in determining or recommending the amount or form of compensation paid to our named executive officers or any non-employee member of our Board.

Neither we nor our Compensation Committee have engaged a compensation consultant.

In setting a named executive officer’s overall compensation level, the Compensation Committee takes into consideration the factors discussed below.

Reward Excellent Performance

Each named executive officer’s pay level is set to be reflective of his or her management experience and perceived leadership ability, continued high performance and career of service to us. Key elements of our compensation policy that depend upon the named executive officer’s performance include:

•	A discretionary annual performance-based cash bonus that is based on an assessment of the named executive officer’s performance against pre-determined quantitative and qualitative measures within the context of our overall performance as a company and the performance of each business segment for which the named executive officer is responsible to oversee; and

•	Equity incentive compensation in the form of stock options or restricted stock units, the value of which is contingent upon the performance of our common stock in the public trading market, and which are subject to vesting schedules that require continued service.

In addition, in setting compensation levels, the Compensation Committee relies on its judgment of the named executive officer’s leadership qualities, operational performance, level of responsibility within and contribution to our business and long-term potential to enhance stockholder value.

Competitive Compensation Packages

In order to attract and retain talented executive officers and remain competitive, we consider the prevalent labor market for executive talent generally and at companies with whom we compete for talent within our business sector in China. To this end, our HR department annually gathers, reviews and assesses data available from annual reports and other publicly-available information from companies, publicly-trades in the United States or in Hong Kong, that we consider to be our peer companies, concerning the types and levels of compensation of similarly situated executive officers and prepares draft recommendations as to the overall cash compensation and the components of the compensation of each of Sohu’s executive officers. Our HR department prepares a draft recommendation as to the value of the aggregate total compensation to be paid to our executive officers as a group using data it compiles from publicly-available information concerning our peer companies. Although we are a domestic filer under the Securities Exchange Act of 1934, or the Exchange Act, our peer companies in China are either foreign private issuers under the Exchange Act or are not publicly-traded in the United States and are not required to file information with the U.S. Securities and Exchange Commission. The Exchange Act does not require foreign private issuers to file proxy statements with detailed executive compensation information. As a result, our HR department’s ability to access compensation information regarding individual executive officers of our peer companies is quite limited. Because of this lack of sufficient publicly-available specific data, in preparing its compensation recommendations our HR department makes a rough estimate of how total compensation our peers reported that they had paid to their executive officers in the aggregate might have been allocated among the peers’ individual executives. In making this rough estimate our HR department relies on its generally subjective sense of what the allocation among executive officers could be expected, based on title, job description, and experience. Our HR department generally makes this rough estimate only as to total compensation paid to individual executive officers by our peer companies, and does not attempt to estimate what the amounts of the various components of compensation, including base salary, equity-based compensation and other benefits, paid to executive officers by these peer companies might be.

To ensure the competitiveness of our compensation, we generally aim to set the aggregate total compensation paid to our executive officers so that it is in the median of the aggregate total compensation paid by our peer companies, and we similarly aim to set the total compensation paid to each of our executive officers individually so that it is within the median of our HR department’s rough estimate of amounts paid by our peer companies to similarly-situated executives. Both the aggregate total compensation paid to our executive officers and the total compensation paid to each of our executive officers individually for the year ended December 31, 2010 were within the median of the amounts paid or estimated to be have been paid, in the case of amounts paid to executive officers individually, by our peer companies in 2009.

When determining which companies should be included in our peer group, our Compensation Committee generally focuses on successful or growing companies in the middle-market technology sector in China that are publicly-traded in the U.S and HK, and surveys companies that the Committee believes to compete with us in attracting upper-level management. Companies in our peer group include, for example:

•	Sina Corporation;

•	NetEase.com, Inc.;

•	Tencent Holdings Ltd.;

•	Baidu.com, Inc. ; and

•	Alibaba.com.

Other Considerations

The Compensation Committee also takes into consideration the following factors when setting the performance-based cash bonus component of each executive officer’s compensation:

•	Key financial measurements such as revenue, operating profit, earnings per share and operating margins;

•	Revenue growth percentage compared with selected competitors to indicate our growth or loss in market share;

•	Promoting commercial excellence by launching new or continuously improving products or services;

•	Becoming or remaining as a leading market player and attracting and retaining customers and users;

•	Achieving excellence in the named executive officer’s business area of responsibility; and

•	Supporting our values by promoting a culture of integrity and adherence to our code of conduct.

The mix of compensation elements is designed to reward short-term results and motivate long-term performance through a combination of cash and equity incentive awards. The Compensation Committee seeks to balance compensation elements that are based on financial, operational and strategic metrics with others that are based on subjective judgments of each named executive officer’s performance.

Elements of Compensation

General

Our named executive officers’ pay is composed of three main components: base salary, annual performance-based cash bonus and long-term equity awards. We do not target a specific weighting of these three components or use a prescribed formula to establish pay levels. Rather our Compensation Committee considers changes in our business, external market factors and our financial position each year when determining pay levels and allocating between long-term and short-term compensation for our named executive officers. The Compensation Committee also considers management’s business development goals for the year in setting target bonus levels and performance-based milestones.

Our HR department proposes targeted total compensation for each executive officer in the light of (i) data concerning amounts paid by peer companies, targeting the median of our HR department’s estimate of total compensation paid by peers to comparable executive officers, with the goal of allowing Sohu to be competitive in the market for executive talent, (ii) the individual officer’s level of responsibility within Sohu, with the goal of promoting a sense of fairness among Sohu employees, (iii) performance targets for the individual executive, and (iv) changes in the U.S. dollar to Chinese Yuan exchange rate. Our HR department allocates the recommended targeted total compensation for each executive officer into four components, consisting of (i) allowances, such as housing allowances, ranging from $30,000 to $110,000, (ii) base salaries, (iii) a targeted annual performance bonuses, which generally are approximately 50% to 67% of base salary, and (iv) equity awards.

We include an equity incentive component as part of our compensation package because we believe equity incentives align the long-term interests of our named executive officers with those of our stockholders. The equity incentive component links an appropriate portion of compensation to stockholder value as the value of granted equity awards increases or decreases in line with any increase or decrease in the market price of our common stock. Our 2010 Stock Incentive Plan, which was approved by our stockholders in 2010, provides us with the ability to make equity-based awards in various forms, including stock options and restricted stock units.

The cash and equity components of compensation are supplemented by various other benefits that provide for housing allowances, tax equalization, tuition/training reimbursement, health, life, travel and disability benefits and severance benefits.

Annual Cash Compensation

Base Salary

We include base salary as part of each named executive officer’s compensation package because we believe that it is appropriate that some amount of the named executive officers’ compensation be provided in a fixed amount of cash, in order to provide our executive officers with a basic level of annual income security. When deciding upon an appropriate base salary for each named executive officer, the Compensation Committee considers the named executive officer’s previous salary, the amounts paid to the named executive officer’s peers within the company and the named executive officer’s prior performance. Decisions regarding salary increases take similar matters into account.

The base salary increases from 2009 to 2010 for our named executive officers were as follows:

		2010 Increase		2010 Base Salary
	2009 Base			Effective
Name	Salary	Amount	Percentage	January 1, 2010
Charles Zhang	$400,000	$40,000	10.00%	$440,000
Carol Yu	$300,000	$30,000	10.00%	$330,000
Belinda Wang	$300,000	$30,000	10.00%	$330,000
Xiaochuan Wang	$180,000	$20,000	11.11%	$200,000

The base salaries of our named executive officers were adjusted in part in 2010. In making its recommendations as to increases in base salary, our HR department considered (i) the overall performance of our business, (ii) any increases in the overall volume of our business, (iii) any increases in each executive officer’s level of responsibility, and (iv)any increases in the market share of our products. Our HR department’s primary considerations in making its recommendation to the Compensation Committee for across the board increases in the base salaries of each of the executive officers between 2009 and 2010 were (i) the current state of the market for talent in the Internet industry in China, where the average rate of increase in salaries for 2010 was approximately 9.6% according to a survey conducted by Hewitt Associates Consulting (Shanghai) Co., Ltd. (ii) additional responsibilities assigned for 2010 to, or the continuation into 2010 of additional responsibilities assigned in 2009 for, each of our named executive officers, including responsibility for both Sohu and our majority-owned NASDAQ-listed subsidiary Changyou.com Limited for Dr. Charles Zhang and Ms. Carol Yu; responsibilities in our wireless value-added service business and our Auto Division for Ms. Belinda Wang, and increased responsibilities in the Sogou search business for Mr. Xiaochuan Wang; and (iii) our HR department’s subjective view that the performance of each of our named executive officers during 2009 had been excellent.

2010 Executive Bonus Plan

Our 2010 Executive Bonus Plan was intended to establish a direct correlation between the annual cash incentives paid to our named executive officers and our financial and operating performance. We believe that the annual bonus rewards the high-performing officers who drive results in these areas and provides them with an incentive to sustain this performance over a long career with us. Under the plan, the named executive officers were eligible to receive a cash bonus equal to a percentage of their base salaries based on the attainment of certain corporate performance goals which were established at the beginning of the year. Once the overall bonus opportunity is calculated, the Chief Executive Officer, with respect to his direct reports (which include all of the named executive officers other than our Chief Executive Officer), or the Compensation Committee, with respect to the Chief Executive Officer, has the discretion to adjust the bonus opportunity up to 150% based upon such named executive officer’s individual performance during the year.

Our Chief Executive Officer, exercised his discretion to increase Ms. Carol Yu’s bonus opportunity from 100% to 130% and Ms. Belinda Wang’s from 100% to 110%. Dr. Charles Zhang based his decision to increase Ms. Carol Yu’s bonus on her role in Sogou’s successful carve out and strategic investment from Alibaba in 2010. Dr. Charles Zhang based his decision to increase Ms. Belinda Wang’s bonus on her successful efforts with respect to our verticals, including Focus, Auto and 17173 in 2010. The Compensation Committee adjusted Dr. Charles Zhang’s bonus from 100% to 110% based on his role in Sogou’s successful carve out and strategic investment from Alibaba.

Some or all of the following factors are taken into account in making salary adjustments: (1) progress towards achieving specified objectives; (2) achievement of short-term versus long-term objectives; (3) comparison between our products or services, and similar products and services of our competitors; (4) leadership of the named executive officer; and (5) special contributions, if any. The bonus eligibility as a percentage of base salary, after any discretionary adjustment, varied with respect to each named executive officer as set forth below.

Name	2010 Threshold Bonus Opportunity (as a % of base salary)	2010 Targeted Bonus Opportunity (as a % of base salary)	2010 Maximum Bonus Opportunity (as a % of base salary)
Charles Zhang	0%	46.50%	108.00%
Carol Yu	0%	46.50%	108.00%
Belinda Wang	0%	62.78%	145.32%
Xiaochuan Wang	0%	48.60%	110.70%

On May 4, 2010, our Compensation Committee established the bonus components for each named executive officer as a percentage of their bonus opportunity. For 2010, our Compensation Committee selected bonus components and weighting for our named executive officer as set forth below.

			2010 Performance Bonus Components
	Overall
Name	Corporate Performance Results	Advertising Results	Wireless Results	Search Results	Media Operations Results	Technology and Product Results	Total
Charles Zhang	100%	0%	0%	0%	0%	0%	100%
Carol Yu	100%	0%	0%	0%	0%	0%	100%
Belinda Wang	0%	80%	0%	10%	10%	0%	100%
Xiaochuan Wang	0%	0%	0%	30%	0%	70%	100%

For 2010, with respect to overall corporate performance results and advertising results, our Compensation Committee selected the following performance objectives: (i) GAAP Revenue (weighted 35%), (ii) Non-GAAP Net Income (weighted 35%) and (iii) our GAAP Revenue growth, as a percentage, compared with the GAAP Revenue growth, as a percentage, of our peers which are identified above (weighted 30%). Non-GAAP Net Income is calculated by taking the GAAP Net Income from our audited financial statements and adding back in the compensation cost of the share-based awards granted to employees. We used Non-GAAP Net Income because the amount of share-based compensation expense cannot be anticipated by our management and business line leaders and is not included in our annual budgets and quarterly forecasts. In addition, share-based compensation expense does not involve any upfront or subsequent cash outflow, and therefore we do not factor this in when evaluating and approving expenditures or when determining the allocation of our resources to business segments. As a result, our performance measures are based on non-GAAP financial measures that exclude share-based compensation expense. With respect to the objectives in (i) and (ii) above, the total bonus opportunity (e.g., with respect to Dr. Charles Zhang, 35% of the overall corporate performance component was tied to our achieving certain levels of GAAP Revenue and 35% of that component was tied to our achieving certain levels of Non-GAAP Net Income) was subject to a sliding scale, determined by our Compensation Committee, whereby the named executive officer was eligible to receive anywhere from zero to 145.32% of the bonus component based on the actual performance of our company. With respect to the objective in (iii) above, the total bonus opportunity (e.g., with respect to Dr. Charles Zhang, 30% of the overall corporate performance component) was subject to a sliding scale, determined by our Compensation Committee, whereby the named executive officer was eligible to receive anywhere from 70% to 130% of the bonus component based on our actual performance compared to the performance of our peers.

For 2010, with respect to technology and product results, the named executive officer was entitled to the percentage of the total bonus opportunity if certain milestones were met with respect to the research and development of certain technology and products related to that executive officer’s area of responsibility, as determined by our Compensation Committee. Such milestones included: (1) if there was a plan for a new product, whether such product was launched on time; (2) if there was a plan for developing several products, whether the new products met expectation; and (3) for existing products, whether there was any improvement in such products and whether there was any increase in the numbers of the product’s registered and active users. This bonus component was subject to adjustment based upon a sliding scale, determined by our Compensation Committee, whereby the named executive officer was eligible to receive anywhere from zero to 150% of the bonus component based upon our Chief Executive Officer’s evaluation, with respect to his direct reports (which include all of the named executive officers other than our Chief Executive Officer), and our Compensation Committee’s evaluation, with respect to the Chief Executive Officer, of the named executive officer’s actual performance with respect to the technology and product milestones.

Our Compensation Committee, in the case of our Chief Executive Officer, and our Chief Executive Officer in the case of our other executive officers, have the discretion to adjust the bonus opportunity downward, but generally do not expect to do so unless the executive officer’s performance is deemed to have fallen below expectations. Generally, neither our Compensation Committee nor our Chief Executive Officer establish in advance specific criteria for adjusting the bonus upward (or downward), but makes an assessment retroactively based on its or his judgment, as the case may be, of the executive officer’s having exceeded expectations in his or her area of responsibility. In 2010, our Chief Executive Officer exercised such discretion to increase the bonuses for Ms. Carol Yu and Ms. Belinda Wang. For Ms. Carol Yu, the increase was primarily due to her contribution to Sogou’s successful carve out and strategic investment from Alibaba, and for Ms. Belinda Wang, the increase was based on our Chief Executive Officer’s judgment that Ms. Belinda Wang made successful efforts with respect to the verticals including Focus, Auto and 17173.

The Compensation Committee believes that these criteria are consistent with the overall goals and long-term strategic direction that our Board has set for our company and are closely related to or reflective of financial performance, operational improvements, growth and return to stockholders.

In establishing performance goals, our Compensation Committee sets threshold, target and maximum levels of attainment. The target performance levels are based on our performance budget and are intended to reward superior performance relative to our peers taking into consideration the market conditions and industry trends that affect us. The target performance levels for each measure are intended to be reasonably attainable given maximum effort on the part of our named executive officers.

The amounts actually paid to our named executive officers based on our financial results described above, the attainment of the technology and product milestones, if applicable to the named executive officer, and in each case as adjusted by our Chief Executive Officer or the Compensation Committee, as applicable, for individual performance, are set forth in the Summary Compensation Table below.

Given that our business plan is highly confidential, we did not publicly disclose specific internal revenue or operating income goals. Revealing specific objectives would provide our competitors and other third parties with insights into our confidential planning process and strategies, thereby causing competitive harm. Our performance goals were designed to be aggressive and there was a risk that bonus awards would not be made at all or would be made at less than 100% of the target amounts. The uncertainty in meeting the performance goals helped ensure that the bonus awards made were truly performance-based, consistent with our strategic objectives.

The bonus levels for our Chief Executive Officer and Chief Financial Officer are determined based on overall corporate performance, including revenue and profit targets and targets for revenue growth in comparison with our peers; the bonus level for our Chief Operating Officer is determined based on revenue and profit targets for advertising and search sales and media operations and the bonus level for our Chief Technology Officer is determined based on wireless and search performance, including revenue and profit targets and targets for revenue growth in comparison with our peers, and an assessment by the Chief Executive Officer of the Chief Technology Officer’s contribution and success in technology and product development, with greater weight given to the latter. The applicable performance targets for each of the executive officers were exceeded in 2010 for each applicable category.

Annual Equity Compensation

Our equity-based compensation program is designed to recognize the scope of the named executive officers’ responsibilities, reward demonstrated performance and leadership, motivate future superior performance, align the interests of the named executive officers with the interests of our stockholders and retain the named executive officers through the terms of the awards. The vesting terms of the equity-based compensation require continued service to receive any payout and therefore encourage continuity in our management.

We historically have granted stock options to our named executive officers. Stock options only have value to the extent the price of our common stock on the date of exercise exceeds the exercise price, which is set on the grant date. Thus, stock options are an effective compensation element only if the stock price grows over the term of the award. In this sense, stock options are a motivational tool. Beginning in July 2006, however, we began granting restricted stock units to our named executive officers. Unlike stock options, restricted stock units offer executives the opportunity to receive shares of our common stock on the vesting date.

We believe that restricted stock units are effective in compensating our named executive officers because they will reward and serve to retain named executive officers during times where our stock price remains stable, as there is value to the restricted stock units upon vesting even if the market price of our common stock has not increased since the grant date. The rewards to our named executive officers are even greater if the market price of our common stock has risen, and thus our named executive officers’ interests are aligned with those of our stockholders. Further, our practice of granting restricted stock units is consistent with recent trends in China. As a result, we believe that it is necessary to offer restricted stock units to our named executive officers to attract and retain qualified management. Additionally, due to the substantial value restricted stock units provide our named executive officers, we are able to grant the named executive officers fewer restricted stock units than the number of stock options that would have been required to provide the same economic incentive. Finally, grants of both stock options and restricted stock units are expensed under U.S. GAAP. Although each restricted stock unit grant generally results in a higher compensation expense than would an option to purchase one share of common stock at fair market value on the grant date, we have sufficiently reduced the number of restricted stock units that we grant, in comparison to the number of stock options we would otherwise have granted, to cause the overall share-based compensation expense to be lower than it would have been had we granted stock options.

Equity-based compensation was awarded pursuant to our 2000 Stock Incentive Plan, prior to its expiration in January 2010, and currently is awarded pursuant to our 2010 Stock Incentive Plan. Equity-based compensation has been awarded once a year, in order to retain executive talent. Generally, our decisions to make equity-based compensation grants are independent of our cash compensation program decisions. When making any grant, we consider the grant size. To do so, we make certain assumptions about our stock price to determine the value of any proposed grant to a named executive officer.

Other Components of Compensation

Our named executive officers receive various other benefits, such as housing allowances, tax equalization, tuition/training reimbursement and health, life, travel and disability insurance. We believe that these other benefits are reasonable, competitive (as it is customary for Chinese companies to provide such benefits to their named executive officers) and consistent with our overall compensation program. Further, we believe that companies within our peer group in China provide similar benefits to their named executive officers, and we believe that it is necessary to do the same for retention and recruitment purposes.

Both Dr. Charles Zhang and Ms. Carol Yu are provided with a tax equalization benefit under their employment agreements. Dr. Charles Zhang and Ms. Carol Yu only pay 15% of their individual income tax on their employment income, with our company bearing the remaining tax required by law. We believe that providing this benefit to executive officers is customary in China and necessary for us to continue attracting talented individuals.

Severance Benefits

Under Chinese law, we must pay severance to all employees who are Chinese nationals and who are terminated without cause or terminate their employment with us for good reason, or whose employment agreements expire and we do not continue their employment. The severance benefits required to be paid under Chinese law equal the average monthly compensation paid to the terminated employee (including any bonuses or other payments made in the twelve months prior to the employee’s termination) multiplied by the number of years the employee has been employed with us, plus an additional month’s salary if thirty days’ prior notice of such termination is given. However, if the average monthly compensation to be received by the terminated employee exceeds three times the average monthly salary of the employee’s local area as determined and published by the local government, such average monthly compensation is capped at three times the average monthly salary of the employee’s local area. However, we believe that it is important, for recruitment and retention, to provide certain of our named executive officers with severance benefits beyond those required by Chinese law to help minimize the financial stress in the event of job loss. As a result, we provide additional severance pay and benefits continuation to certain of our named executive officers to help bridge the time until they secure new employment.

With respect to Dr. Charles Zhang, Ms. Belinda Wang and Mr. Xiaochuan Wang, in addition to the severance benefits he or she would be entitled to receive under Chinese law upon a termination without cause or a resignation for good reason, or if we do not continue his or her employment upon expiration of the employment agreement, we are also obligated to pay him or her the monthly housing allowance multiplied by the number of years he or she has been employed by us, the continuation of his or her insurance benefits for the lesser of (i) six months and (ii) the remainder of the term of his or her employment agreement (the “severance period”), and his or her monthly salary during the severance period. Dr. Charles Zhang, Ms. Belinda Wang and Mr. Xiaochuan Wang would also be entitled to receive a payment of the bonus for the remainder of the year in which he or she was terminated to the extent that the bonus would have been earned had his or her employment continued through the end of such year.

Ms. Carol Yu is not entitled to the severance benefits afforded under Chinese law because she is not a Chinese national. Rather, she is entitled to severance benefits based on her employment agreement with us. With respect to Ms. Carol Yu, if we terminate her without cause or she terminates her employment with us for good reason, we are obligated to pay her during the severance period (1) her monthly base salary in effect on the date of termination, (2) her monthly housing allowance and (3) the continuation of her insurance benefits. She would also be entitled to receive a payment of the bonus for the remainder of the year in which she was terminated to the extent that the bonus would have been earned had Ms. Carol Yu’s employment continued through the end of such year.

Compensation for Independent Directors in 2010

Non-management directors’ compensation is guided by the following goals: compensation should fairly pay directors for work required in a company of our size and scope; compensation should align directors’ interests with the long-term interest of stockholders; and the structure of the compensation should be simple, transparent and easy for stockholders to understand. The compensation of non-management directors in 2010 is described in the narrative following the Director Compensation Table below.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2010 with management. Based on the review and discussion with management, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

COMPENSATION COMMITTEE

Dr. Edward B. Roberts
Dr. Dave Qi

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation information during the fiscal years ended December 31, 2010, 2009 and 2008 for our Chief Executive Officer, Chief Financial Officer and our two other most highly compensated executive officers as of December 31, 2010. All of these individuals are collectively referred to as the named executive officers.

The amounts show in the Option Awards and Stock Awards columns do not reflect compensation actually received by the named executive officers. Instead the amounts shown represent the compensation cost recognized as expense for financial reporting purposes, computed in accordance with U.S. GAAP, in respect of awards granted in 2010 and in prior years.

Summary Compensation Table(1)

Name and Principal Position	Year	Salary ($)	Option Awards ($)(2)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Charles Zhang	2010	$440,000	0	$957,383	$264,990	$433,160	$2,095,533
Chairman of the Board and	2009	$400,000	$10,942	$123,573	$204,000	$392,753	$1,131,268
Chief Executive Officer	2008	$280,000	$34,101	$233,629	$199,185	$247,207	$994,122
Carol Yu	2010	$330,000	0	$941,742	$234,878	$294,223	$1,800,843
Co-President and	2009	$300,000	$15,295	$89,356	$198,900	$193,704	$797,255
Chief Financial Officer	2008	$250,000	$84,461	$169,202	$250,000	$73,645	$827,308
Belinda Wang	2010	$330,000	0	$1,250,262	$218,042	$164,945	$1,963,249
Co-President and	2009	$300,000	$4,393	$107,760	$244,800	$68,100	$725,053
Chief Operating Officer	2008	$170,000	$27,506	$204,388	$129,668	$41,528	$573,090
Xiaochuan Wang	2010	$200,000	0	$942,304	$115,300	$42,589	$1,300,193
Chief Technology Officer	2009	$180,000	$5,857	$92,148	$90,540	$38,403	$406,948

(1)	All 2010 annual cash bonuses paid to our named executive officers are reflected in the non-equity incentive plan compensation column of this table and were earned pursuant to our 2010 Executive Bonus Plan.

(2)	For 2010, the amount only represents expense recognized with respect to stock awards, granted from January 1, 2006 through December 31, 2010. No expense was recognized with respect to option awards because the requisite service periods the options granted had ended by the end of 2009. For stock awards granted in 2010, see the “Grants of Plan-Based Awards” table below. See Note 20, “Sohu.com Inc. Shareholders’ Equity” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for the relevant assumptions we used to determine the valuation of our option awards and stock awards. As a result of enhanced compensation disclosure requirements that went into effect in 2010, some amounts shown for prior years were not included in our Annual Meeting proxy statements for those years.

(3)	All compensation earned in 2010 under our 2010 Executive Bonus Plan will be paid on April 20, 2011.

(4)	The table below shows the components of this column for 2010, which include housing allowances, tax equalization, premiums paid for health, life and disability insurance, and training fee.

Name	Housing Allowances	Tax Equalization	Health, Life, Travel and Disability Insurance	Training fee	Total
Charles Zhang	$110,000	$297,886	$16,381	$0	$424,267
Carol Yu	$110,000	$109,739	$16,686	$0	$236,425
Belinda Wang	$55,000	$0	$19,169	$90,776	$164,945
Xiaochuan Wang	$30,000	$0	$12,589	$0	$42,589

GRANTS OF PLAN-BASED AWARDS

The following table sets forth a summary of all grants of plan-based awards, including estimated payouts under our 2010 Executive Bonus Plan, made to our named executive officers during the fiscal year ended December 31, 2010.

		Estimated Payouts Under Non-Equity			All Other Stock	Grant Date
		Incentive Plan Awards(1)			Awards: Number of	Fair Value
					Shares of Stock	of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	or Units (#)(2)	and Options Awards
Charles Zhang	N/A	$0	204,600	475,200	—	—
	1/21/2010	—	—	—	30,000	$1,837,950
Carol Yu	N/A	$0	153,450	356,400	—	—
	1/21/2010	—	—	—	30,000	$1,837,950
Belinda Wang	N/A	$0	207,171	479,566	—	—
	1/21/2010	—	—	—	40,000	$2,450,600
Xiaochuan Wang	N/A	$0	97,200	221,400	—	—
	1/21/2010	—	—	—	30,000	$1,837,950

(1)	The amounts shown represent the range of non-equity incentive bonus opportunities for each named executive officer under our 2010 Executive Bonus Plan. The plan is described in detail in the “Compensation Discussion and Analysis” above. Payment of bonuses under our 2010 Executive Bonus Plan will be made on April 20, 2011, and actual payments are reflected in the “Summary Compensation Table” in the column titled “Non-Equity Incentive Plan Compensation.”

(2)	All stock awards were granted under our 2000 Stock Incentive Plan and relate to our common stock. The stock awards were granted in the form of restricted stock units. The terms of the restricted stock units are described in the section below entitled “Terms of Stock Option and Restricted Stock Unit Awards.”

Executive Employment Agreements

We normally enter into three-year employment agreements with our named executive officers. Under these employment agreements, the named executive officers are generally entitled to (i) annual base salaries; (ii) annual performance-based cash bonus; and (iii) equity incentive compensation, in the form of restricted stock units, all as represented in the Summary Compensation Table for 2010. The employment agreements may also provide for the following additional benefits for the named executive officers: vacation time, health and medical insurance, life and disability insurance, housing allowances, tuition/training reimbursement and tax equalization.

The employment agreements generally provide for continued employment until termination by either party. We may terminate any of the named executive officers’ employment with or without cause at any time. However, if the termination is without cause, we must provide the named executive officer with thirty days’ prior notice of termination. If we terminate without cause or a named executive officer terminates his or her employment for good reason (each as defined below under the heading “Potential Payments upon Termination or Change-in-Control”), the named executive officer will be entitled to the following, except as noted below:

•	payments equal to the named executive officer’s monthly base salary (which includes his or her housing allowance) in effect on the date of termination for the shorter of (i) six months and (ii) the remainder of the term of the named executive officer’s employment agreement; and

•	insurance benefits for so long as we are obligated to pay severance.

Notwithstanding the provisions above with respect to our severance obligations, if, under the applicable Chinese law, any portion of the employment agreements is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion will be deemed to be modified or altered to conform to such applicable statue, rule, regulation or ordinance, or, if that is not possible, to be omitted from such agreement. As such, Chinese law will be applied if, at the time of such determination, the severance benefits provided under Chinese law is greater than that which the named executive officer would be entitled to receive under his or her employment agreement.

In addition, if we terminate a named executive officer’s employment without cause and the termination is within the one-year period following a change-in-control (as defined below under the heading “Potential Payments Upon

Termination or Change-in-Control”) of us, except as noted below, all of the named executive officer’s stock options and other stock awards will become immediately exercisable.

Also, if we terminate a named executive officer’s employment agreement without cause, if a named executive officer terminates his or her employment agreement for good reason or if a named executive officer dies or becomes disabled, the named executive officer will be entitled to receive the bonus to which he or she would have been entitled had he or she continued to be employed through the end of the then current year.

The employment agreements also require the named executive officers to enter into agreements providing for (i) assignment of intellectual property, (ii) confidential treatment of our proprietary information and (iii) during the term of their employment and for the following year, (a) non-solicitation of our employees, contractors, customers, suppliers and partners and (b) non-competition with us.

If a named executive officer violates the confidentiality, non-solicitation, non-competition and assignment of intellectual property agreement after the termination of his or her employment:

•	the named executive officer will not be entitled to any further payments from us;

•	any insurance or other benefits that have continued will terminate immediately; and

•	the named executive officer must reimburse us for any severance payments previously made by us to the named executive officer.

Terms of Restricted Stock Unit and Stock Option Awards

All equity awards granted after June 21, 2010 were granted pursuant to our 2010 Stock Incentive Plan, and provided for the following terms, as appropriate. Our 2010 Stock Incentive Plan will expire in June, 2020. Our 2010 Stock Incentive Plan is in substance the same as our 2000 Stock Incentive Plan, and contemplates making available 1,500,000 shares of our common stock for equity-based awards.

Restricted Stock Units

Under both our 2000 Stock Incentive Plan and the 2010 Stock Incentive Plan, we may grant restricted stock units which represent the right to receive, upon vesting, at the discretion of our Compensation Committee, either one share of our common stock for each unit vested or an amount of cash equal to the then market value of one share of our common stock for each unit vested, in each case subject to any additional or different terms set forth in the applicable award agreement. Restricted stock units granted to date may only settle upon vesting in our common stock, and we expect that generally we will continue to grant restricted stock units that may only settle upon vesting in our common stock. With respect to restricted stock units granted to our named executive officers, 25% of the restricted stock units vest each year, beginning on the first anniversary of the grant date. Any restricted stock units granted under the 2010 Stock Incentive Plan will vest on the same schedule, unless our Compensation Committee determines otherwise with the approval of our full Board.

Stock Options

We have not granted any stock options to our named executive officers since July 2005. However, granted stock options as reflected in the “Outstanding Equity Awards at Fiscal Year End Table” are subject to the following terms and conditions. All stock options granted under our 2000 Stock Incentive Plan that had not been forfeited or exercised were fully vested as of December 31, 2009. If we grant stock options under the 2010 Stock Incentive Plan, 25% of the stock will vest each year, beginning on the first anniversary of the grant date, unless our Compensation Committee determines otherwise with the approval of our full Board. The exercise prices of stock options granted under our 2000 Stock Incentive Plan were determined, and any future grants under the 2010 Stock Incentive Plan will be determined, based on the fair market value of a share of our common stock on the date of grant. Under our 2000 Stock Incentive Plan, the fair market value is determined, and under the 2010 Stock Incentive Plan the fair market value will be determined, as of the last business day for which the prices or quotes for our common stock are available prior to the date an option is granted and was, and will be, equal to the average, on such date, of the high and low prices of our common stock on the NASDAQ Global Select Market. The stock options are, and will be, only exercisable into our common stock and have a term of ten years.

As described above under the heading “Employment Agreements,” if we terminate any named executive officer’s employment without cause, and the termination is within the one-year period following a change-in-control, all of such named executive officer’s stock options and other stock awards will become immediately exercisable.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth a summary of all outstanding equity awards granted by us and held by each of our named executive officers as of December 31, 2010.

	Option Awards(1)					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable(8) (#)		Number of Securities Underlying Unexercised Options Unexercisable(8) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Charles Zhang	10,938	(2)	0	$1.18	1/30/2012	7,500	(9)	$476,175
	37,500	(3)	0	$8.39	1/9/2013	30,000	(11)	$1,904,700
	9,000	(4)	0	$34.51	1/1/2014	N/A		N/A
	30,000	(5)	0	$22.86	7/25/2015	N/A		N/A
Carol Yu	N/A		N/A	N/A	N/A	5,250	(9)	$333,323
	N/A		N/A	N/A	N/A	30,000	(11)	$1,904,700
Belinda Wang	625	(6)	0	$16.84	7/26/2014	6,250	(9)	$396,813
	7,501	(7)	0	$17.65	3/29/2015	40,000	(11)	$2,539,600
Xiaochuan Wang	10,000	(7)	0	$17.65	3/29/2015	5,250	(10)	$333,323
	N/A		N/A	N/A	N/A	30,000	(11)	$1,904,700

(1)	Options and restricted stock unit awards were granted under our 2000 Stock Incentive Plan and 2010 Stock Incentive Plan, and relate to our common stock.

(2)	These options became fully vested on January 31, 2006.

(3)	These options became fully vested on January 10, 2007.

(4)	These options were granted to Dr. Charles Zhang in consideration of his services as a member of our Board of Directors and became fully vested on January 2, 2005.

(5)	These options became fully vested on July 26, 2009.

(6)	These options became fully vested on July 27, 2008.

(7)	These options became fully vested on March 30, 2009.

(8)	25% of the initial option granted vests on the first anniversary of the grant date and 6.25% of the options vests quarterly thereafter. The grant date of each option is listed on the table below by reference to the expiration date set forth in the above table.

Grant Date	Expiration Date
1/31/2002	1/30/2012
1/10/2003	1/9/2013
1/2/2004	1/1/2014
7/27/2004	7/26/2014
3/30/2005	3/29/2015
7/26/2005	7/25/2015

(9)	These restricted stock units were granted on February 28, 2007 and became fully vested on February 28, 2011.

(10)	These restricted stock units were granted on February 15, 2007 and became fully vested on February 15, 2011.

(11)	These restricted stock units were granted on January 21, 2010 and will become fully vested on January 21, 2014.

OPTION EXERCISES AND STOCK VESTED

The following table summarizes the value realized by our named executive officers in connection with the exercise of stock options and the vesting of restricted stock units during the fiscal year ended December 31, 2010.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Charles Zhang	0	$0	8,500	$421,485
Carol Yu	0	$0	6,250	$308,333
Belinda Wang	0	$0	7,500	$365,463
Xiaochuan Wang	0	$0	6,250	$291,345

(1)	Reflects shares received pursuant restricted stock units granted under our 2000 Stock Incentive Plan.

PENSION BENEFITS

We do not have any plans that provide for payments or other benefits at, following, or in connection with retirement nor do we have any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Severance Benefits and Change-in-Control Arrangements

As discussed in the narrative description following the “Grants of Plan-Based Awards Table,” we have entered into employment agreements with each of our named executive officers. These agreements, along with Chinese legal requirements which are discussed in the Compensation Discussion and Analysis under the heading “Severance Benefits,” provide for certain payments and other benefits if a named executive officer’s employment with us is terminated under circumstances specified in his or her respective agreement, including a change-in-control of us. Chinese legal requirements also provide for certain payments and benefits if an employment agreement is not renewed. A named executive officer’s rights upon the termination of his or her employment will depend upon the circumstances of the termination. Central to an understanding of the rights of each named executive officer under the employment agreements is an understanding of the definitions of “cause,” “change-in-control,” “good reason” and “disability” that are used in those agreements. For purposes of the employment agreements such terms have the following meanings:

“cause” means:

•	willful misconduct or gross negligence by the named executive officer, or any willful or grossly negligent omission to perform any act, resulting in injury to us;

•	misconduct or negligence of the named executive officer that results in gain or personal enrichment of the named executive officer to our detriment;

•	breach of any of the named executive officer’s agreements with us, including, but not limited to, the repeated failure to perform substantially the named executive officer’s duties to us, excessive absenteeism or dishonesty;

•	any attempt by the named executive officer to assign or delegate his or her employment agreement or any of the rights, duties, responsibilities, privileges or obligations thereunder without our prior consent (except in respect of any delegation by the named executive officer of his employment duties thereunder to our other employees in accordance with our usual business practice);

•	the named executive officer’s indictment or conviction for, or confession of, a felony or any crime involving moral turpitude under the laws of the U.S. or any State thereof, or under the laws of China or Hong Kong;

•	declaration by a court that the named executive officer is insane or incompetent to manage his or her business affairs;

•	habitual drug or alcohol abuse which materially impairs the named executive officer’s ability to perform his or her duties; or

•	filing of any petition or other proceeding seeking to find the named executive officer bankrupt or insolvent.

“change-in-control” means the occurrence of any of the following events:

•	any person (within the meaning of Section 13(d) or Section 14(d)(2) of the Securities Exchange Act of 1934) other than us, any trustee or other fiduciary holding securities under an employee benefit plan of Sohu or any corporation owned, directly or indirectly, by our stockholders in substantially the same proportion as their ownership of our common stock, becomes the direct or beneficial owner of securities representing 50% or more of the combined voting power of our then-outstanding securities;

•	during any period of two consecutive years after the date of the named executive officer’s employment agreement, individuals who at the beginning of such period constitute our Board, and all new directors (other than directors designated by a person who has entered into an agreement with us to effect a transaction described in the first, third and fourth bullet point of this definition) whose election or nomination to our Board was approved by a vote of at least two-thirds of the directors then in office, cease for any reason to constitute at least a majority of the members of our Board;

•	the effective date of a merger or consolidation of us with any other entity, other than a merger or consolidation which would result in our voting securities outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity;

•	our complete liquidation or the sale or disposition by us of all or substantially all of our assets; or

•	there occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Securities and Exchange Act of 1934, whether or not we are then subject to such reporting requirements.

“disability” means the named executive officer becomes physically or mentally impaired to an extent which renders him or her unable to perform the essential functions of his or her job, with or without reasonable accommodation, for a period of six consecutive months, or an aggregate of nine months in any two year period.

“good reason” means the occurrence of any of the following events without the named executive officer’s express written consent, provided that the named executive officer has given notice to us of such event and we have not remedied the problem within fifteen days:

•	any significant change in the duties and responsibilities of the named executive officer inconsistent in any material and adverse respect with the name executive officer’s title and position (including status, officer positions and reporting requirements), authority, duties or responsibilities as contemplated by the named executive officer’s employment agreement.

•	any material breach by us of the employment agreement with the named executive officer, including without limitation any reduction of the named executive officer’s base salary or our failure to pay to the named executive officer any portion of his or her compensation; or

•	the failure, in the event of a change-in-control in which we are not the surviving entity, of the surviving entity or the successor to our business to assume the named executive officer’s employment agreement pursuant to its terms or to offer the named executive officer employment on substantially equivalent terms to those set forth in such employment agreement.

Potential Payments

The table that follows summarizes the estimated potential post-employment compensation that would have been payable to our named executive officers if the named executive officers’ employment was terminated as described in the table below on December 31, 2010. Such amounts do not reflect any actual payments to be received by the named executive officers. In addition, for purposes of the calculations, we have assumed that the fair market value of our common stock is $63.49, the closing price of our common stock as quoted on the NASDAQ Global Select Market on December 31, 2010, the last trading day of the 2010 fiscal year.

						Involuntary Termination			Change in Control
		Voluntary Resignation							Voluntary		Involuntary Termination within 12 months
Name	Compensation Element	for Good Reason		Death or Disability		Without Cause		For Cause	Resignation for Good Reason		Without Cause		For Cause
Charles Zhang	Severance Pay(1)	$335,320	(2)	$0		$335,320	(2)	$0	$335,320	(2)	$335,320	(2)	$0
	Housing Allowance(1)	$110,000		$0		$110,000		$0	$110,000		$110,000		$0
	Bonus	$0	(3)	$0	(4)	$0	(3)	$0	$0	(3)	$0	(3)	$0
	Benefits	$8,191		$0		$8,191		$0	$8,191		$8,191		$0
	Accelerated Vesting of Stock Options and Restricted Stock Unit Awards	$0		$0		$0		$0	$0		$942,596		$0
Total		$453,511		$0		$453,511		$0	$453,511		$1,396,107		$0
Carol Yu	Severance Pay(1)	$165,000		$0		$165,000		$0	$165,000		$165,000		$0
	Housing Allowance(1)	$55,000		$0		$55,000		$0	$55,000		$55,000		$0
	Bonus	$0	(3)	$0	(4)	$0	(3)	$0	$0	(3)	$0	(3)	$0
	Benefits	$8,343		$0		$8,343		$0	$8,343		$8,343		$0
	Accelerated Vesting of Stock Options and Restricted Stock Unit Awards	$0		$0		$0		$0	$0		$940,545		$0
Total		$228,343		$0		$228,343		$0	$228,343		$1,168,888		$0
Belinda Wang	Severance Pay(1)	$239,062	(2)	$0		$239,062	(2)	$0	$239,062	(2)	$239,062	(2)	$0
	Housing Allowance(1)	$52,708		$0		$52,708		$0	$52,708		$52,708		$0
	Bonus	$0	(3)	$0	(4)	$0	(3)	$0	$0	(3)	$0	(3)	$0
	Benefits	$9,584		$0		$9,584		$0	$9,584		$9,584		$0
	Accelerated Vesting of Stock Options and Restricted Stock Unit Awards	$0		$0		$0		$0	$0		$1,253,377		$0
Total		$301,354		$0		$301,354		$0	$301,354		$1,554,731		$0

						Involuntary Termination			Change in Control
		Voluntary Resignation							Voluntary		Involuntary Termination within 12 months
Name	Compensation Element	for Good Reason		Death or Disability		Without Cause		For Cause	Resignation for Good Reason		Without Cause		For Cause
Xiaochuan Wang	Severance Pay(1)	$130,312	(2)	$0		$130,312	(2)	$0	$130,312	(2)	$130,312	(2)	$0
	Housing Allowance(1)	$26,250		$0		$26,250		$0	$26,250		$26,250		$0
	Bonus	$0	(3)	$0	(4)	$0	(3)	$0	$0	(3)	$0	(3)	$0
	Benefits	$6,294		$0		$6,294		$0	$6,294		$6,294		$0
	Accelerated Vesting of Stock Options and Restricted Stock Unit Awards	$0		$0		$0		$0	$0		$939,677		$0
Total		$162,856		$0		$162,856		$0	$162,856		$1,102,533		$0

(1)	Severance payments are made ratably over the severance period according our standard payroll practices.

(2)	Dr. Charles Zhang, Ms. Belinda Wang and Mr. Xiaochuan Wang would have been entitled to the severance benefits under Chinese law as these benefits would have been greater than their severance benefits under their employment agreement with us.

(3)	In the event of a voluntary resignation for good reason or an involuntary termination without cause, our named executive officers are each entitled to receive payments of the bonus for the remainder of the year of the termination, but only to the extent that the bonus would have been earned had the named executive officers continued in employment through the end of such year, as determined in good faith by our Chief Executive Officer, Board or our Compensation Committee based on the specific corporate and individual performance targets established for such fiscal year, and only to the extent that bonuses were paid for such fiscal year to other similarly situated employees. The payment of the entire 2010 bonus rests on the assumption that each of the named executive officers voluntarily resigned for good reason and/or was terminated without cause as of December 31, 2010 and that no additional bonus would have been due as a result of the termination.

(4)	In the event of a termination of named executive officer’s employment by reason of death or disability, they or their estates or representatives, as applicable, are entitled to receive the bonus for the year in which the death or disability occurs to the extent that a bonus would have been earned had named executive officers continued in employment through the end of such year, as determined in good faith by our Chief Executive Officer, Board or our Compensation Committee based on the specific corporate and individual performance targets established for such fiscal year, and only to the extent that bonuses are paid for such fiscal year to other similarly situated employees. The payment of the entire 2010 bonus rests on the assumption that each of the named executive officers voluntarily resigned for good reason and/or was terminated without cause as of December 31, 2010 and that no additional bonus would have been due as a result of the termination.

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION(1)

The following table summarizes the compensation paid to our directors during the 2010 fiscal year.

Name	Option Awards ($)(2)(3)	Stock Awards ($)(2)(4)	Total ($)
Dave Qi	—	$106,522	$106,522
Shi Wang	—	$106,522	$106,522
Edward B. Roberts	—	$106,522	$106,522
Charles Huang	—	$106,522	$106,522
Zhonghan Deng	—	$106,522	$106,522

(1)	Dr. Charles Zhang has been omitted from this table because he receives no compensation for serving on our Board. All compensation paid to Dr. Charles Zhang in fiscal year 2010 was paid to him in his capacity as Chief Executive Officer and is reported in the “Summary Compensation Table.”

(2)	Amounts shown represents expense recognized with respect to restricted stock units and stock options, as applicable, granted from January 1, 2010 through December 31, 2010, in accordance with U.S. GAAP. See Note 20, “Sohu.com Inc. Shareholders’ Equity” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for the relevant assumptions we used to determine the valuation of our stock awards and option awards.

(3)	As of December 31, 2010, each of our non-employee directors had the following number of outstanding stock options: Dave Qi: 10,000; Shi Wang: 10,000; Edward B. Roberts: 24,000; Charles Huang: 49,000; and Zhonghan Deng: 0.

(4)	The grant date fair value of the 2010 restricted stock units granted to each of Dave Qi, Shi Wang, Edward B. Roberts, Charles Huang and Zhonghan Deng, computed in accordance with U.S. GAAP, was $106,522.

Compensation

In 2010, we compensated non-employee members of our Board with equity-based compensation. Directors who are our employees do not receive any compensation for their service as a member of our Board or any committee. In addition, non-employee members of our Board were reimbursed for reasonable travel expenses incurred in connection with attending Board and committee meetings.

Equity Compensation

On January 2, 2010, Drs. Dave Qi, Edward B. Roberts and Zhonghan Deng and Messrs. Shi Wang and Charles Huang were each granted 1,824 restricted stock units. 50% of these restricted stock units vested on July 1, 2010 and the remaining 50% vested on December 31, 2010.

In addition, effective as of the first business day of each calendar year, each non-employee director will be granted such number of restricted stock units as is equal to $100,000 divided by the average of the daily closing prices of shares of our common stock on the NASDAQ Global Select Market for the month of December of the immediately preceding year as reported by the NASDAQ Global Select Market, with 50% of the restricted stock units vesting on July 1 and the remaining 50% vesting on December 31 of the grant year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2010, none of the members of our Compensation Committee was our current or former officer or employee.

No member of our Compensation Committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. No member of our Compensation Committee during 2010 was an officer of Sohu or any of our subsidiaries.

None of our executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other organization whose executive officer served as a member of our Board or Compensation Committee.

Proposal II Advisory Vote on Executive Compensation

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the implementing regulations of the Securities and Exchange Commission thereunder provide that for the first annual meeting of stockholders on or after January 21, 2011 and not less than once every three years thereafter we must include a separate resolution subject to stockholder vote to approve the compensation of our named executive officers, as disclosed in our proxy statement pursuant to Item 402 of Regulation S-K.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to endorse or not endorse our executive pay program and policies, as disclosed in this Proxy Statement, through the following resolution:

“Resolved, to approve the compensation paid to Sohu.com Inc.’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, the narrative discussion, and any related material disclosed in this Proxy Statement.”

As provided in the Dodd-Frank Act, this vote will not be binding on our Board and may not be construed as overruling a decision by our Board, creating or implying any change to the fiduciary duties of our Board or any additional fiduciary duty by our Board or restricting or limiting the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation. Our Compensation Committee, however, may take into account the outcome of the vote when considering future executive compensation arrangements.

In voting to approve the above resolution, stockholders may vote for the resolution or against the resolution or abstain from voting. This matter will be decided by the affirmative vote of a majority of the votes cast at the Annual Meeting.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF
THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
AS DISCLOSED IN THIS PROXY STATEMENT.

Proposal III Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

Section 951 of the Dodd-Frank Act and the implementing regulations of the Securities and Exchange Commission thereunder require that at the first annual meeting of stockholders held on or after January 21, 2011 and not less frequently than once every six years thereafter we must include a separate resolution subject to a stockholder advisory vote to determine whether the stockholder advisory vote on executive compensation that is the subject of Proposal II should occur every one, two or three years.

Our Board welcomes the views of stockholders on executive compensation matters. Our Board, however, does not believe that it is necessary to have the advisory vote on executive compensation occur every year. Our Board believes that a triennial vote will allow stockholders the time needed to properly assess the impact of changes made in our executive compensation program in response to stockholder votes on executive compensation. Triennial votes will also reduce our costs of proxy solicitations. Accordingly, our Board recommends that the advisory vote on executive compensation occur only once every three years.

As provided in the Dodd-Frank Act, this vote will not be binding on our Board and may not be construed as overruling a decision by our Board, creating or implying any change to the fiduciary duties of our Board or any additional fiduciary duty by our Board or restricting or limiting the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation.

In voting on the frequency of future advisory votes on executive compensation, stockholders may vote to have the vote occur every one, two or three years or abstain from voting. The period that receives the most votes from stockholders will be deemed to be the period selected by stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
IN FAVOR OF HAVING FUTURE ADVISORY VOTES ON EXECUTIVE
COMPENSATION OCCUR EVERY THREE YEARS.

Proposal IV Ratification of Appointment of Independent Auditors

The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers as our independent auditors for the fiscal year ending December 31, 2011. PricewaterhouseCoopers has served as our independent auditors since 2000. Representatives of PricewaterhouseCoopers will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions. Stockholder ratification of our independent auditors is not required under Delaware law or under our Sixth Restated Certificate of Incorporation or our Amended and Restated By-Laws. If our stockholders do not ratify the selection of PricewaterhouseCoopers as our independent auditors for the current fiscal year ending December 31, 2011, our Audit Committee will evaluate what would be in our best interests and our stockholders and consider whether to select new independent auditors for the current fiscal year or for future fiscal years. Unless otherwise instructed on the proxy, properly executed proxies will be voted in favor of ratifying the appointment of PricewaterhouseCoopers to audit our books and accounts for the fiscal year ending December 31, 2011.

PRINCIPAL ACCOUNTANT FEES, SERVICES AND PRE-APPROVAL PROCESS

Audit fees

The aggregate fees billed by PricewaterhouseCoopers for audit related professional services were $3,326,000, including services rendered for (1) the audit of our annual financial statements for the fiscal year ended December 31, 2010, including the reviews of the financial statements included in our Quarterly Reports on Form 10-Q, assistance with Securities Act filings and the audit of the effectiveness of internal control over financial reporting required under Item 308 of Regulation S-K; (2) the audit and review of the financial statements of our game business; and (3) the audit and review of our sponsored search business for its restructuring.

The aggregate fees billed by PricewaterhouseCoopers for audit related professional services were $2,636,000, including services rendered for (1) the audit of our annual financial statements for the fiscal year ended December 31, 2009, including the reviews of the financial statements included in our Quarterly Reports on Form 10-Q, assistance with Securities Act filings and the audit of the effectiveness of internal control over financial reporting required under Item 308 of Regulation S-K, the audit and review of our game business and advisory work relating to Changyou’s initial public offering. The increase in audit fees in 2010 was mainly due to the audit and review of our sponsored search business for its restructuring.

Tax Fees

The tax services rendered by PricewaterhouseCoopers are mainly for tax compliance, tax advice and tax planning related to our U.S. and China taxes. The aggregate fees billed were $599,000 and $973,000, respectively, for the fiscal year ended December 31, 2010 and 2009. The decrease in tax fees in 2010 was because the fees in 2009 included tax planning related to Changyou’s initial public offering.

All Other Fees

The aggregate fees billed by PricewaterhouseCoopers for other services related to subscription to PricewaterhouseCoopers’ accounting database were $1,822 and $1,500, respectively, for the fiscal year ended December 31, 2010 and 2009.

Pre-Approval Process

Our Audit Committee will consider annually for pre-approval a list of specific services and categories of services, including audit and audit-related, tax and other services, for the upcoming or current fiscal year to be provided by the independent auditors. Thereafter, our Audit Committee’s policy is to pre-approve all such services as it deems advisable. Any service that is not included in the approved list of services or that does not fit within the definition of a pre-approved service is required to be presented separately to our Audit Committee for consideration at our next regular meeting or, if necessary, by other means of communication. In 2010 and 2009, our Audit Committee pre-approved all services provided by PricewaterhouseCoopers.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE
SELECTION OF PRICEWATERHOUSECOOPERS AS INDEPENDENT AUDITORS.

Miscellaneous

Code of Ethics

We have adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. A copy of the code of ethics is filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and can be found on our website at www.sohu.com. In addition, copies of our code of ethics may be obtained free of charge by writing to James Deng, Sohu.com Inc., Level 12, Sohu.com Internet Plaza, No. 1 Unit Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China.

Other Matters

Our Board is not aware of any matter, other than those described above, that may come before the Annual Meeting. However, if any matters are properly presented to the meeting for action, it is intended that the persons named in the enclosed proxy will vote on such matters in accordance with their best judgment.

Communications with Directors

Our Board has not established a formal process for stockholders to send communications to our Board and individual directors. However, the names of all directors are available to stockholders in this Proxy Statement. If we receive any stockholder communication intended for the full Board or any individual director, we will forward the communication to the full Board or the individual director, unless the communication is clearly of a marketing nature or is unduly hostile, threatening, illegal, or similarly inappropriate, in which case we have the authority to discard the communication or take appropriate legal action regarding the communication.

Deadline for Receipt of Stockholder Proposals

In order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2012 Annual Meeting of Stockholders, it must be received by us at Sohu.com Inc., Level 12, Sohu.com Internet Plaza, No. 1 Unit Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China, Attention: James Deng, no later than December 31, 2011. Proposals of stockholders intended to be considered at the 2012 Annual Meeting of Stockholders, but not included in our proxy materials for that meeting, must be received by us at the above address no less than 60 days nor more than 90 days prior to that meeting; provided, however, that if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than 70 days prior to the date of the meeting, the proposal must be received not more than 10 days after the date of the meeting is first announced or disclosed.

By order of our Board of Directors

People’s Republic of China
April 29, 2011